Exhibit 10.WW

EMPLOYEE EMPLOYMENT AGREEMENT

     THIS EMPLOYEE EMPLOYMENT AGREEMENT, effective on the 13th day of January, 2003, by and between MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY (“Merc-Safe”) (the “Employer”), a corporation organized under the laws of the State of Maryland, with its headquarters located at Two Hopkins Plaza, Baltimore, Maryland 21201, and MICHAEL M. PAESE, hereinafter referred to as “Employee.”

     WHEREAS, Employer is engaged in the banking, trust and investment management business, and Employee has special skills and talents in that business; and

     WHEREAS, Employer has employed Employee on the terms provided herein, and Employee, in turn, has accepted full-time employment with Employer according to such terms.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties do hereby agree as follows:

     1.     Title of Employee. Employee will serve as Senior Vice President / Associate Counsel of Merc-Safe. This office may be changed during the term of this Agreement by mutual consent of the parties.

     2.     Term. The term of this Agreement shall begin on January 13, 2003, and shall terminate on January 13, 2005.

     3.     Compensation. Employee shall be paid a base annual salary as determined by the Board of Directors of Merc-Safe from time to time, at a rate of not less than $200,000 per calendar year, subject to withholding for appropriate items. Employee will be designated as a Class III participant in the Employer’s Annual Incentive Compensation Plan (“AICP”). Such bonuses shall be determined by Employer’s Compensation Committee under the AICP in good faith. If the AICP is revoked or amended for other than good faith economic reasons so as to decrease or eliminate a bonus to which Employee would otherwise have been entitled as a designated participant under the immediately pre-existing terms of the AICP, he shall be paid any such diminution in bonus as additional compensation on or before March 1 next following the close of each year for which such a bonus would otherwise have been payable under the terms of the AICP for such year.

     4.     Other Benefits. Employee shall be entitled to participate in, and to receive benefits under, any qualified retirement plan, profit sharing plan, savings plan, group life, disability, sickness, accident and health programs, or any other benefit plan or arrangement made available by Employer to its officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement. Any awards of stock incentives will be in the discretion of the Employer. In addition, Employee shall be entitled to certain benefits under an Employee Severance Agreement among Employee, Mercantile Bankshares Corporation and Merc-Safe dated January 13, 2003 (as such agreement may be amended from time to time).

     5.     Expenses. Employer shall reimburse Employee for all reasonable expenses incurred by Employee in connection with the business of the Employer, including expenses for entertainment, travel and similar items. Employee shall submit to Employer substantiation for reimbursable expenses.

     6.     Vacation. Employee shall be entitled to a minimum of three weeks vacation each year.

     7.     Scope of Employment. Employee shall perform the duties of Associate Counsel of Merc-Safe. Employee agrees to serve with undivided loyalty to Employer and to devote all of his working time and efforts in performance of such duties, except for attention to personal investments, participation in family business enterprises, outside directorships, and public service commitments, provided that none of the foregoing shall unreasonably interfere with his principal employment. Employer shall provide Employee with suitable office, secretarial and other support assistance appropriate to his position.

     8.     Early Termination. This Agreement shall terminate prior to its specified expiration, as may be extended from time to time, on the occurrence of the death of Employee, or termination by the Employer for good cause. For purposes of this Agreement, good cause shall be limited to proven or admitted fraud or material illegal acts by Employee or a breach of any of Employee’s covenants of undivided loyalty to and the performance of duties for Employer, as set out in Section 7 of this Agreement. In addition, if Employee is unable to perform his duties of office by reason of illness or incapacity for a period of more than one hundred eighty (180) consecutive days, Employer shall be entitled to remove Employee from some or any of his offices; provided that Employer shall restore Employee to any such office if he shall become able to perform the duties of any such office at any time within the three hundred sixty-five (365) days next following his removal from any such office. Notwithstanding the provisions of Section 3 of this Agreement, in the event of Employee’s long-term disability as defined under Employer’s Disability Insurance Plan, Employee shall be compensated as provided under such Plan and shall not receive his base salary or earn any bonus under this Agreement for the period of time that such disability shall continue.

     In the event that this Agreement is terminated for good cause as herein provided, all obligations hereunder of Employer to Employee (other than for reimbursement of expenses incurred by Employee prior to termination and any employee benefits that are not extinguished by termination for cause) shall also simultaneously terminate forthwith.

          In the event that Employer terminates Employee’s employment without good cause during the original or any extended term of this Agreement, all benefits (including salary) to Employee provided for in this Agreement shall continue until the expiration of the remaining term of this Agreement. To the extent that it shall not be practicable or legally feasible to continue any such benefit in the form provided for in this Agreement, Employer may provide an equivalent benefit in some other form or may pay or provide to Employee the economic value of such benefit.

     9.     Non-Competition. Employee agrees that upon termination of his employment with Employer, he shall not engage in competitive activities in the State of Maryland or in contiguous states, or the District of Columbia, or in any other state in which any offices are maintained by Merc-Safe or affiliated entities, as an employee of, consultant to, or in any other comparable capacity with, any other banking institution, bank holding company, financial holding company, or entity engaged in furnishing investment advice or investment management services, for a period of six months following such termination. Employee agrees that Employer shall be entitled to injunctive relief, in lieu of or in addition to damages, for a violation by Employee of the provisions of this Section 9.

     10.     Successors. This Agreement shall be binding upon and inure to the benefit of all successors of Employer, whether by merger, consolidation, reorganization, share exchange, transfer of assets or otherwise. This Agreement shall not be otherwise assignable by Employer except with the prior written consent of Employee. Employee shall not assign his rights or duties under this Agreement, except (a) as provided in Section 1 of this Agreement, and (b) as provided under any employee or Employee benefit plan with Employer relating to Employee.

     11.     Notices. All notices called for under this Agreement shall be in writing addressed to Employer at Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: Corporate Secretary, and to Employee at Two Hopkins Plaza, Baltimore, Maryland 21201, or to such other address as either party may designate to the other in writing from time to time. Any such notice shall be effective when received or two (2) business days after mailing, postage prepaid, by first class, certified or registered mail, return receipt requested.

     12.     Entire Agreement. This Agreement represents the entire agreement between the parties, and all prior representations, agreements and understandings between the parties as to its subject matter are of no further force or validity.

     13.     Amendments. Any amendments to this Agreement must be in writing signed by both parties hereto.

     14.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

     15.     Headings. The headings used in this Agreement are solely for convenience and are not to be used in the construction or interpretation hereof.

     16.     Severability. In the event that one or more of the provisions of this Agreement are found to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Employee Employment Agreement, as of the day and year first above written.

WITNESS:

By: /s/ Michael M. Pease

MICHAEL M. PAESE

ATTEST:	MERCANTILE-SAFE DEPOSIT
AND TRUST COMPANY

By: /s/ John L. Unger	By: /s/ Edward J. Kelly, III
(SEAL)
JOHN L. UNGER	EDWARD J. KELLY, III
Secretary	Chairman and Chief Executive Officer

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